EXHIBIT 10.17

February 16, 2005

Mr. Ray C. Dillon

103 Challain

Little Rock, AR 72223

Dear Ray:

Pursuant to a decision by the Executive Compensation Committee of the Board of Directors of Deltic Timber Corporation, attached is the basis of remuneration and other items should our company experience a Change-in-Control* or should you be terminated without cause.

I am pleased the Committee agreed to extend these potential benefits to you.

Sincerely,

R. Madison Murphy
Chairman, Executive Compensation Committee of the Board of Directors of Deltic Timber Corporation

*	Change-in-control shall have the same meaning as set forth in the Deltic Timber Corporation 2002 Stock Incentive Plan.

A Change-in –Control (CIC) Agreement with a “double trigger” where in the event a change in control occurs and the President and CEO is dismissed within two years without cause or suffer (i) a reduction in salary and potential bonus and/or (ii) a meaningful diminution in job responsibility as a consequence of such a change, he would receive the following:

a)	Two years base salary and target bonus

b)	Two years of health and welfare benefits

c)	Accelerated vesting of all stock options and restricted stock

d)	Comprehensive executive outplacement services

e)	Should any of these actions attract excise tax, they would be grossed up

f)	Any cash payments will be paid in one payment as soon as practicable following the event

An Involuntary Severance Agreement for the President and CEO where in the event of an involuntary termination of the President and CEO occurs without cause, he would receive the following:

a)	Two years base salary and target bonus

b)	Two years of health and welfare benefits

c)	Accelerated vesting of all stock options and restricted stock

d)	Comprehensive executive outplacement services

e)	Should any of these actions attract excise tax, they would be grossed up

f)	Any cash payments will be paid in one payment as soon as practicable following the event